AJ. ROBBINS, PC

1600 BROADWAY

SUITE 1940

DENVER, COLORADO 80202

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No 1 to the Registration Statement on Form F-4 to be filed on November 27, 2012 of Macau Resources Group Limited, our report dated August 11, 2012 with respect to the financial statements of Macau Resources Group Limited, as of December 31, 2011 and for the for the period then ended, and our report dated August 11, 2012 with respect to the financial statements of the Operations of Hung Lei VIP Room as of December 31, 2011 and for the period then ended, which appear in such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ AJ. Robbins, PC

Denver, Colorado

November 27, 2012